As filed with the Securities and Exchange Commission on April 17, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
FORTUNE INDUSTRIES, INC.
(Exact name of Registrant as specified in charter)

INDIANA (State or other Jurisdiction of Incorporation or Organization)	20-2803889 (I.R.S. Employer Identification No.)
6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(317) 532-1374
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
2006 Equity Incentive Plan
(Full title of the plan)
John F. Fisbeck, President and Chief Executive Officer
Fortune Industries, Inc.
6402 Corporate Drive
Indianapolis, Indiana, 46278
(317) 532-1374
(317) 532-1376 (FAX)
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert J. Milford, Esq.
Drewry Simmons Vornehm, LLP
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana, 46240
(317) 580-4848
(317) 580-4855 (FAX)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered (1)	Price per Share	Offering Price	Registration Fee
Common Stock, par value $.10 per share, issuable under the 2006 Equity Incentive Plan	1,000,000 (2)	$4.33 (3)	$4,330,000	$463.31
Total	1,000,000		$4,330,000	$463.31

(1)   Pursuant to Rule 416(c) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan and the Agreement.
(2)   Represents the maximum number of shares of common stock of the Registrant, $0.10 par value per share (“Common Stock”), issuable pursuant to the 2006 Equity Incentive Plan of Fortune Diversified Industries, Inc. (the “Plan”) being registered hereon.
(3)   Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, on the basis of the average of the high and low sale prices of such securities on The American Stock Exchange on April 13, 2006, which was $4.33 per share and was within five business days prior to this filing, with respect to shares issuable pursuant to options not yet issued.

PART I
INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS
Note: Fortune Industries, Inc. (the “Registrant”) will send or give documents containing the information specified by Part I of Form S-8 to participants in the 2006 Equity Incentive Plan of Fortune Diversified Industries, Inc. to which this Registration Statement relates, as specified in Rule 428 (b) (1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC but these documents shall constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents have been filed by the Registrant, with the SEC and are incorporated herein by reference:
•	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended August 31, 2005;

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2005 and February 28, 2006;

The Registrant’s Current Reports on Form 8-K, dated April 11, 2006, January 12, 2006 and December 6, 2005; and

•	The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A12B filed with the SEC on June 22, 2005, including any subsequently filed amendments and reports updating such description.
All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The Registrant’s bylaws and Chapter 37 of the Indiana Business Corporation Law allow and in some cases require the indemnification of the Registrant’s directors and officers. Indemnity under the Registrant’s bylaws is granted, to the extent allowed under the Indiana Business Corporation Law, to those individuals who are party to or are threatened to be made a party to any civil, criminal, administrative or investigative procedure (i) by reason of the fact that they are or were a director or officer of the Registrant or (ii) by reason of the fact that, while they are or were a director or officer of the Registrant , they are or were serving at the Registrant’s ’s request as a director or officer of another entity. Chapter 37 of the Indiana Business Corporation Law allows a director or officer to be indemnified so long as the individual acted in good faith and, (i) in the case of a civil matter, either believed his or her conduct to be in the company’s best interests or not opposed to the company’s interests or, (ii) in a criminal matter, believed that his or her conduct was lawful or had no reasonable cause to believe such conduct was unlawful. The Indiana Business Corporation Law requires the indemnification of a director who is wholly successful on the merits in defending any proceeding to which he or she was named a party due to his or her current or prior status as a director.
The Registrant’s bylaws further provide that expenses incurred in defending any action described above shall be advanced by the Registrant to a director or officer to the extent permissible under Indiana law. Chapter 37 of the Indiana Business Corporation Law allows an entity to pay reasonable expenses in advance of a matter’s final disposition to a director or officer if (i) the individual’s conduct was in good faith, (ii) the individual’s conduct was in the entity’s best interests or, if the individual was not acting in his or her official capacity, the conduct was at least not opposed to the best interests of the entity (iii) in the case of a criminal matter, the individual believed that his or her conduct was lawful or had no reasonable cause to believe such conduct was unlawful and (iv) the director or officer provides a written undertaking to repay such advance if it is ultimately determined that the director or officer did not meet the aforestated standard of conduct.
Subject to Chapter 35 of the Indiana Business Corporation Law, the Registrant’s Articles of Incorporation eliminate the personal liability of the Registrant’s directors to the Registrant or to the Registrant’s shareholders for monetary damages arising from breaches of fiduciary duty as a director. The Indiana Business Corporation Law provides that a director is not liable for any action taken as a director so long as the director’s actions or failure to act does not amount to recklessness or willful misconduct and so long as the director acts in good faith, with ordinary care and in a manner reasonably believed to be in the best interests of the company.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1	Form of Articles of Amendment of the Articles of Incorporation of the Registrant. (1)

4.2	Amended and Restated Bylaws of the Registrant. (2)

4.3	Fortune Diversified Industries, Inc. 2006 Equity Incentive Plan.

5.1	Opinion of Drewry, Simmons, Vornehm, LLP regarding legality of securities.

23.1	Consent of Somerset CPAs, P.C.

24.1	Power of Attorney (included on signature page to this Registration Statement)

(1)	The Restated Articles of Incorporation of the Registrant were amended, effective April 13, 2006, to change the Registrant’s corporate name to Fortune Industries, Inc..

(2)	This exhibit is incorporated by reference from the Registrant’s Current Report on Form 8-K, dated August 4, 2005.

Item 9. Undertakings.
Undertakings Required by Item 512 of Regulation S-K
The undersigned registrant hereby undertakes:
(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
(i) include any prospectus required by Section 10(a) (3) of the Securities Act;
(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
PROVIDED, HOWEVER, that paragraphs (1) (i) and (1) (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the prospectus referred to in Part I hereof or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[Signatures on following page]

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, State of Indiana, on April 17, 2006.

FORTUNE INDUSTRIES, INC.

By:	/s/ John F. Fisbeck
John F. Fisbeck
Chief Executive Officer
Know all persons by these presents, that each of the persons whose names appear below appoints and constitutes John F. Fisbeck, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to this Registration Statement, and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act , and to file the same, together with all exhibits thereto, with the SEC, the National Association of Securities Dealers, Inc., and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Fisbeck	Chief Executive Officer	April 17, 2006
John F. Fisbeck	(Principal Executive Officer)

/s/ Amy Gallo	Chief Financial Officer	April 17, 2006
Amy Gallo	(Principal Financial and Accounting Officer)

/s/ Harlan M. Schafir	Chief Operating Officer	April 17, 2006
Harlan M. Schafir

/s/ Carter M. Fortune	Chairman	April 17, 2006
Carter M. Fortune

/s/ Paul A. Rayl	Director	April 17, 2006
Paul A. Rayl

/s/ Nolan R. Lackey	Director	April 17, 2006
Nolan R. Lackey

/s/ David A. Berry David A. Berry	Director	April 17, 2006